Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 22, 2021, with respect to the consolidated financial statements included in the Annual Report of Atlas Technical Consultants, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Atlas Technical Consultants, Inc. on Form S-1 (File No. 333-237748 effective April 17, 2020), on Form S-4 (File No. 333-249553 effective October 19, 2020) and on Form S-8 (File No. 333-251041 effective November 30, 2020).

/s/ GRANT THORNTON LLP

Houston, Texas

March 22, 2021